Exhibit (k)(i)

           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT


       THIS AGREEMENT is made as of this 10 day of June, 2004, by and between Blue Rock Market Neutral Fund, LLC, a Delaware limited liability company (the "Fund"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

       WHEREAS, the Fund is a limited liability company which is registered as a closed-end management investment company under the provisions of the Investment Company Act of 1940 (the "1940 Act"); and

       WHEREAS, the Fund is authorized to offer and sell membership interests in the Fund representing interests in a separate portfolio of securities and other assets (the "Interests") in reliance on exemptions provided in the Securities Act of 1933 (the "Securities Act") and state securities laws for transactions not involving any public offering; and

       WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in private investment funds ("Portfolio Funds"); and

       WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting and recordkeeping services to the Fund.

       NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     APPOINTMENT

       The Fund hereby appoints the Administrator as administrator, fund accountant and record keeper of the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     SERVICES

       (a) Subject to the direction and control of the Fund's manager and investment advisor, Blue Rock Advisors, Inc. (the "Manager") and utilizing information provided by the Fund and its agents and service providers, the Administrator will provide the services listed on SCHEDULE A hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

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       (b) The Manager of the Fund shall  cause the  investment  adviser(s)  and sub-advisers (each a "Portfolio Manager"), prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with
its  duties  hereunder,   the  Administrator  shall  (without  investigation  or
verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Manager or the Fund or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Manager, the Fund, investment adviser(s), Portfolio Managers or service provider until receipt of written notice thereof from the Fund. As used in this Agreement, the term "Investment Adviser" includes all Portfolio Managers or persons performing similar services.

       (c) The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Manager's request.

       (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Fund. The Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Fund shall approve, in good faith, the method for determining the fair value of the securities. The Fund's investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. With respect to the underlying Portfolio Funds in which the Fund invests, the Administrator shall price such investments based on the valuations provided to it by the Manager and/or the Portfolio Managers. The Administrator is authorized to rely on the prices provided by such service(s) or by the Fund's investment adviser(s), Portfolio Managers or other authorized representative of the Fund without investigation or verification.

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       (e) The Fund's Manager and investment  adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the Securities Act, the 1940 Act, the Securities Exchange Act of 1934, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2002, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Confidential Memorandum dated _______________, 2004, and any successor thereto (the "Offering Memorandum"). The Administrator's monitoring and other functions hereunder shall not relieve
the  Manager  and  the  investment   adviser(s)  of  their  primary   day-to-day
responsibility for assuring such compliance.

       (f) The Fund hereby certifies that it has undertaken (or will undertake in a timely manner) all filings and other actions necessary to permit the Fund to lawfully offer and sell Interests in the Fund without registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests. The Fund is not delegating to the Administrator any responsibility to monitor or otherwise take any actions with respect to the qualification for or maintenance of any applicable Federal or state securities law exemptions.

       (g) The Administrator shall perform its duties hereunder in compliance with all applicable laws and regulations, including, to the extent applicable, the Securities Act, the Securities Exchange Act of 1934 and the 1940 Act.

3.     FEES; DELEGATION; EXPENSES

       (a) In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator a fee, computed and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in SCHEDULE B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in SCHEDULE B. Fees shall be adjusted in accordance with SCHEDULE B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current services, or to add funds for which the Administrator has been retained. The Fund agrees to pay the Administrator's then current rate for services not contemplated by SCHEDULE A, or for enhancements to existing services currently provided, after the execution of this Agreement.

       (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund's Limited Liability Company Agreement, the Offering Memorandum and the resolutions of the Fund's Manager, if any. The fee for the period from the day of the month charges begin accruing under this Agreement until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.

Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

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       (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Manager or any officers; any Securities and Exchange Commission (the "Commission") fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers, transfer agents, dividend disbursing and accounting
services  agents  and  other  service  providers;   security  pricing  services;
insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, Offering Memoranda or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current members; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's members and Manager; fees and expenses associated with internet, e-mail and other related activities; expenses incurred for distribution of Interests and extraordinary expenses. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on SCHEDULE A, and then not unless and until it has received the amount of such fees from the Fund.

       (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of one-half(1/2) percent per month on any amounts that remain unpaid beyond such thirty day period.

4.     PROPRIETARY AND CONFIDENTIAL INFORMATION

       The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund's members, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Manager promptly and to secure instructions from a representative of the Manager as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the
Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to receipt thereof, shall not be subject to this paragraph.

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5.     LIMITATION OF LIABILITY

       (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advise, data, documents or information (without investigation or verification) received by the Administrator from or on behalf of the Manager or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Fund's Manager, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests, or (iv) any action taken or omission by the Fund, the Manager, investment adviser(s),

Portfolio Managers or any past or current service provider.

       (b) The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

       (c) The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) the Administrator's actions or omissions except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator's reasonable reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, (iii) any material breach of any of the Fund's obligations, representations or warranties hereunder, or (iv) any action taken by or omission of the Fund, its Manager, any Portfolio Managers, investment adviser(s) or any past or current service provider.

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       (d) The Administrator agrees to indemnify and hold harmless the Fund, its employees, officers and directors (collectively, the "Indemnified Parties") from and against any and all Claims arising out of or in any way relating to the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

       (e) In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages, for any act or failure to act under any provision of this Agreement, PROVIDED, HOWEVER, that there shall be no limitation on the Administrator's and its affiliates' liability for indirect or consequential damages caused by the Administrator's gross negligence or reckless disregard of its duties hereunder, or the Administrator's willful acts or omissions in performing its duties hereunder, except as otherwise limited by this Section 5 or otherwise in this Agreement. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.     TERM

       (a) This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

       (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

       (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Manager or person(s) designated by the Manager at the Fund's cost and expense, and thereafter the Manager or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

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       (d) Notwithstanding  any other provision of this Agreement,  in the event of an agreement to enter into a transaction that would result in a Change of Control, as hereinafter defined, of the Fund's Manager, investment adviser or sponsor, the Fund's ability to terminate this Agreement pursuant to this Section 6 shall be suspended from the time of such agreement until eighteen months after the Change of Control. For purposes of this Agreement, a "Change of Control" of the Manager, investment adviser or sponsor means a change in ownership or control of more than fifty percent (50%) of the common stock or shares of beneficial interest of such Manager, investment adviser or sponsor or its parent company.

7.     NON-EXCLUSIVITY

       The services of the Administrator rendered to the Fund are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment vehicles, including hedge funds.

8.     GOVERNING LAW; INVALIDITY

       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.     NOTICES

       Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Fund shall be sent c/o Blue Rock Advisors, Inc., 3915 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402, Attention: Robert W. Fullerton.

10.    ENTIRE AGREEMENT

       This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.     COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

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       IN WITNESS  WHEREOF,  the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


BLUE ROCK MARKET NEUTRAL FUND FUND, LLC
(the "Fund")


By:---------------------------------------
     Authorized Person



UMB FUND SERVICES, INC.
("Administrator")



By:---------------------------------------
     Executive Vice President



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                                   SCHEDULE A
                                     TO THE
           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT
                                 BY AND BETWEEN
                       BLUE ROCK MARKET NEUTRAL FUND, LLC
                                       AND
                             UMB FUND SERVICES, INC.


                                    SERVICES

Subject to the direction and control of the Fund's Manager and utilizing information provided by the Fund and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o compile data for and prepare with respect to the Fund's Semi-Annual Reports on Form N-SAR;

o    prepare  and  review the  financial  statement  for the  Fund's  Annual and
     Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Manager;

o provide financial and Fund performance information for inclusion in the Registration Statement for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

o assist in the acquisition of the Fund's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o    assist in the acquisition of D&O insurance;

o on a monthly basis, check the Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Offering Memorandum, Prospectus and Statement of Additional Information (but these functions shall not relieve the Fund's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

o develop with legal counsel and the secretary of the Fund an agenda for each board meeting, coordinate preparation of Board reports and, if requested by the Board of Managers, attend board meetings and prepare minutes;

o    prepare Form 1099s for board members and other Fund vendors;

o upon the advice and direction of Fund counsel, coordinate periodic tender offers for the Fund (initial forms for such tender offers shall be prepared by Fund counsel);

o upon the advice and direction of Fund counsel, coordinate filings of Forms 3, 4 and 5 for the Fund's officers and board members;

o assist the Fund with its monitoring obligations under the USA PATRIOT Act by (1) at such time as directed by the Manager, rejecting Subscription Agreements that are not accompanied by required identifying information;
     (2)  checking  identifying   information  against  the  LEXIS/NEXIS(R)  AML
     database (or any successor thereto) licensed by the Administrator; (3) checking persons submitting Subscription Agreements against the Office of Foreign Asset Controls (OFAC) list; (4) upon consultation with the Manager, filing a suspicious activity report with the appropriate authorities; (5) permitting federal regulators access to such information and records

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     maintained   by  the   Administrator   relating   to  the   Administrator's
     implementation of the Fund's monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator's implementation of such monitoring obligations on behalf of the Fund;

o upon the advice and direction of Fund counsel, file Blue Sky forms as and where directed;

o on a periodic basis, pursuant to the terms of the Limited Liability Company Agreement, prepare a report reflecting the Fund's performance and provide comparisons of performance information to pertinent benchmarks;

o assist in the preparation of the Fund's annual financial reports, subject to the review and approval of the Fund and the Fund's independent accountants;

o review subscription documents for reasonableness; provided, however, the Manager remains solely responsible for determining accreditation;

o at the direction of the Manager, establish and maintain member capital accounts for each investor;

o maintain the register of members and enter on such register all issues, transfers and repurchases of Interests;

o    coordinate processing and reporting of investor activity;

o arrange for the calculation of the issue and repurchase prices of Interests in accordance with the Fund's Limited Liability Company Agreement;

o    mail repurchase offers to members for purposes of executing repurchases;

o calculate items of income, expense, gain and loss, and allocate such items to individual members' capital accounts in accordance with the Fund's Limited Liability Company Agreement;

o enter all Portfolio Fund and security transactions into the accounting records;

o    receive and record all transaction information provided by the Manager;

o    where  applicable,   verify  individual   security   settlements  with  the
     custodian/prime broker;

o    maintain a security ledger of transactions;

o    maintain individual tax lots for each security purchase/sale;

o    determine realized gains or losses on security trades;

o monitor individual investments for corporate actions, cash dividends and capital changes;

o    calculate dividend and capital gain distributions  where applicable subject
     to  review  and  approval  by  the  Manager  and  the  Fund's   independent
     accountants;

o coordinate the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties) for execution by the Fund, subject to the review and approval of the Fund and the Fund's independent accountants;

o    coordinate completion of tax allocations;

o    track book-to-tax differences in the accounting records;

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o    calculate contractual expenses (E.G., advisory fees);

o calculate the incentive allocation, if applicable, pursuant to the terms of the Fund's Limited Liability Company Agreement;

o determine and periodically monitor the Fund's income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

o calculate net asset values of the Fund (i) in accordance with the Fund's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the pricing service(s), the Portfolio Funds in which the Fund invests and the Fund's investment adviser, if applicable, as provided herein;

o    maintain all general ledger accounts and related subledgers;

o    maintain  the  accounts,   books  and  other  documents   produced  by  the
     Administrator in connection with its services hereunder;

o generally assist in the Fund's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.













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                                   SCHEDULE B
                                     TO THE
           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT
                                 BY AND BETWEEN
                       BLUE ROCK MARKET NEUTRAL FUND, LLC
                                       AND
                             UMB FUND SERVICES, INC.


                                      FEES


ASSET BASED FEES*

     AVERAGE NET ASSETS                  BASIS POINTS                MINIMUM
                                                                   MONTHLY FEE**
Up to $250 million                     9.0 basis points            $4,000
Next $250 million                      7.5 basis points
Next $250 million                      5.0 basis points
Over $750 million                      3.0 basis points


*The asset based fee shall be calculated in arrears based on the average net asset value of the Fund for the preceding month calculated by taking the average of (i) the net asset value of the Fund on the first business day of the preceding month and (ii) the net asset value of the Fund on the last business day of the preceding month (without giving effect to withdrawals as of the end of such preceding month.)

**Per fund, per month for monthly valuation and liquidity. A 10% discount on the minimum monthly fee shall be applied for the first twelve (12) months after the Fund's inception. The minimum monthly fee is subject to an annual escalation equal to the increase in the Consumer Price Index - Urban Wage Earners (CPI) (but not to exceed five percent (5.0%) per annum), which escalation shall be effective commencing one year from the date of this Agreement (the "Anniversary Date") and on the corresponding Anniversary Date each year thereafter. No amendment of this Schedule B shall be required with each escalation. CPI shall be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor. The foregoing fee schedule assumes a single class of shares for the Fund. Additional fees shall apply when adding any additional Funds and/or classes, including compensation for the Administrator's services in connection with the organization of the new Fund(s) or classes, if the Fund intends to trade securities on a foreign exchange, or hold securities denominated in foreign currencies, or to the extent the total assets of the Fund exceed two times the level of net assets. The Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree in writing.


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K-1 REPORTING FEE

$200 per K-1


INVESTOR SERVICES FEES

BASE FEE

o    Per fund, per month for monthly valuation and investor activity     $1,000*

     *$1,000 per month for the first 25 accounts, $1,500 per month for the next 75 accounts and $2,000 per month thereafter.

ACCOUNT FEES

o    Open account fee (per year)*                                          $8.50
o    Closed account fee (per year)                                         $3.50
o    One-time set-up (per account)                                         $3.00
o    Transaction fees (e.g., financial, maintenance)                       $1.50
o    Automated transactions*                                                $.25
o    Omnibus Account maintenance (per year)                                 $150

     *includes NSCC activity, wires, ACH/AIP/SWP/auto exchanges, any required IRS withholding


USA PATRIOT ACT FEES

o    Per fund (per year)                                                  $2,000
o    Research (per item)                                                   $2.50
o    Additional account set-up (per non-individual account)*               $1.00
o    Suspicious Activity Report filing (per occurrence)                   $25.00

     *e.g., business account, trust account, partnership account, etc.

DOCUMENT SERVICES

o    Standard applications and forms in electronic format              no charge
o    Customized forms                                                  as quoted
o    Pre-printed, machine ready statement inserts (per item)                $.02
o    Statement/confirm/tax form/check (per item)
     o  First page                                                        $.20
     o  Additional pages (per page)                                       $.07


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INVESTOR SERVICES

o    Telephone calls,  letters/e-mails,  research/lost investor
     (per occurrence)                                                      $2.50

INTERNET SERVICES

BROKER BROWSER

o    One-time set-up fee (standard)                                       $1,000
o    Inquiry                                                           no charge
o    New account set-up, one-time fee per account                          $1.60
o    Transactions* (per occurrence)                                        $ .40
o    Account maintenance (per occurrence)                                   $.50

     *additional purchases, exchanges and redemptions

SPECIAL SERVICES

To the extent the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Fund shall pay the Administrator compensation at the rate of $150 per hour, plus programming fees, if necessary, together with out-of-pocket expenses. Except to the extent the Administrator may require prepayment based on an estimate of the time to be expended, payment shall be due promptly after receipt of an invoice for such fees.

PROGRAMMING AND PROJECT FEES

Additional fees at $150 per hour or as quoted by project may apply for special programming to meet the Fund's servicing requirements or to create custom reports.

OUT-OF-POCKET AND OTHER RELATED EXPENSES

The Fund shall also pay/reimburse the Administrator's out-of-pocket and other related expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel to or from Manager meetings and otherwise on behalf of the Fund, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Fund's other service providers, brokers, dealers and depositories, EDGAR filing fees, design, typesetting and printing of reports and prospectuses, long distance telephone charges, and photocopying, faxes, postage and overnight delivery expenses, expenses related to the preparation of Board reports (except for labor costs), inventory and record storage, reprocessing, statement paper, check stock, envelopes, tax forms, tape/disk storage, telephone and long distance charges, NSCC participant billing, P.O. box rental, toll-free number, bank account service fees and any other bank charges. Other expenses include pricing of securities, which shall be charged in accordance with the Administrator's current pricing schedule, as well as fees of research services and other service interface fees.

Fees on this Schedule are valid for three (3) years from the date of this Agreement. Fees for services not contemplated by this Schedule will be negotiated on a case-by-case basis.


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